SCHEDULE 14A INFORMATION

              Soliciting Materials Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                     [Amendment No. . . . . . . . . . . . ]

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       Rule 14a-6(e)(2))
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/X/    Soliciting Material Pursuant to Section 240.14a-12


                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)


       (Name of person(s) filing proxy statement if other than Registrant)

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/X/  No fee required

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)   Title of each class of securities to which transaction applies:
              ________________________
         2)   Aggregate number of securities to which transaction applies:
              ________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              _____________________________

         4)   Proposed maximum aggregate value of transaction:
              ________________________
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      Rule 0-11(a)(2)  and identify the filing for which the  offsetting fee was
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         2)   Form, Schedule or Registration Statement No.: ____________________
         3)   Filing Party: ____________________________________________________
         4)   Date Filed: ______________________________________________________

                                                                January 31, 2001



Dear employee,

By now, you have read yesterday morning's press release announcing that a merger agreement has been reached with the CN Railway and WCTC. This will be filed as a minor transaction and should close this fall.

In the near future, CN senior managers will be conducting meetings around the WC System for employees and spouses. The purpose of the meetings is for them to meet you, talk about the upcoming merger and answer your questions. There will be ongoing communications with you as we move ahead.

Speaking of moving ahead, the months ahead are going to be challenging; change involves uncertainty and is never easy. But frankly, there are some facts that should help. The CN has been extremely complimentary of our railroad. We have served them well as a customer over the last several years. They recognize a very valuable property, not just in our infrastructure, but in the people that have made WC the success story that is world renowned. The CN is buying us because of what you've done with the Wisconsin Central System. Many were doubtful that we could revive a rundown, cast-off rail property. You should be proud. A transaction is taking place as a result of your success.

WC's stature and reputation have gone a long, long way. The next decade of railroading on our property will continue with a new owner. CN has a very good reputation as a Class I carrier, and is known to treat people in acquisitions responsibly. As we move ahead during the year, I ask that you continue to work safely. As you well know, any focus taken away from the job at hand can have serious consequences.

We will communicate with you regularly in an effort to update you on issues and events. Anytime that you have questions or concerns, I ask that you bring them to your management team's attention. You're a fabulous group of people. You've accomplished a lot. In my opinion, the employees of WC are the best asset CN is acquiring. I'm proud to be a part of WC's rich history.

Work safe.  Bless you all.

Sincerely,


Reilly McCarren

President
Chief Executive Officer

Attachment:  WCTC press release 1/30/01

See other side.

WCTC announced on January 30, 2001 that its board and the board of Canadian National Railway Company ("CN") have approved a merger agreement under which CN would acquire all the common stock of WCTC for cash in the amount of US$17.15 per share. The proposed merger is subject to approval by the Surface Transportation Board and a majority of WCTC stockholders. In connection with the proposed transaction, WCTC will file a proxy statement with the Securities and Exchange Commission ("SEC"), the final form of which will be mailed to WCTC stockholders. Information regarding the participants in WCTC's proxy solicitation and their interest in such solicitation may be obtained by reviewing WCTC's definitive consent revocation statement filed with the SEC on November 14, 2000, with respect to a separate matter. Investors are urged to read the proxy statement and other related documents when filed with the SEC, which will be available free of charge at the SEC web site (www.sec.gov). In addition, WCTC will provide copies of filed documents without charge upon request made to Ann Thoma at (847) 319-4588.